Exhibit 10.1
AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.:  1006667

          THIS TRANSPORTATION SERVICE AGREEMENT (“Agreement”), between CenterPoint Energy Gas Transmission Company, LLC (“CEGT”), a Delaware limited liability company (“Transporter”), and Shipper (defined below), covering the transportation of natural gas by Transporter on behalf of Shipper as more particularly described herein, is entered into in accordance with the following terms and conditions:

1)	SHIPPER INFORMATION: Laclede Energy Resources, Inc. 720 Olive Street St. Louis, MO 63101 Attn: George Godat Phone: (314)516-8588 Fax: (314)516-8551 Email: ggodat@lacledeenergy.com

Type of Entity: Missouri Corporation

Transporter’s wire transfer information and addresses for notices and payments shall be located on Transporter’s Internet Web Site.

2)	REGULATORY AUTHORITY: Subpart G

3)	TERM, CONTRACT DEMAND AND POINTS:

The term, Contract Demand, Receipt Entitlements, if applicable, and Receipt and Delivery Points for this Agreement shall be as shown below. Absent designation of MRO’s for any specific physical Point of  Receipt, Transporter shall have no obligation to permit Shipper to utilize any such Point of Receipt or to receive any specific quantities on Shipper’s behalf at such point.

Term:	Effective Date: Originally November 5, 2008, as amended and restated May 3, 2012, subject to FERC approval.

Primary Term End Date: The end of the Day on October 31, 2017

Evergreen/Term Extension? No

Contract Demand:	75,000 Dth/D

Receipt Entitlement(s):	Line CP Pooling Area 75,000 Dth/D

Primary Receipt Point(s):	Maximum Receipt Obligation (Dth/D)
ETC/HPL to CP (Meter No. 822000)	50,000
EASTRANS DCP CARTHGE CP (Meter No. 220015)	25,000

Primary Delivery Point(s):	Maximum Delivery Obligation (Dth/D)	Maximum Delivery Pressure (psig)
CGT CP Del	35,509	900
(Meter No. 13548)

TGC CP Del	15,000	Not applicable
(Meter No. 13546)

SESH 42 Header Del	20,000	Not applicable
(Meter No. 898400)

ANR CP Del	4,491	Not applicable
(Meter No. 13547)

AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.:  1006667

4)	RATE: Unless provided otherwise in an Attachment A to this Agreement in effect during the term of this Agreement, in a capacity release award, or below, Shipper shall pay, or cause to be paid, to Transporter each month for all services provided hereunder the maximum applicable rate, and any other charges, fees, direct bill amounts, taxes, assessments, or surcharges provided for in Transporter’s Tariff, as on file and in effect from time to time, for each service rendered hereunder. If Attachment A or this Agreement provides for a rate other than the maximum applicable rate, the following shall apply:

Shipper agrees to pay the rates specified below or on Attachment A for performance of certain gas transportation service under the Agreement. These rates are applicable only in accordance with the following:

(a)	Term, Points and/or Rates: The term of the rates, and the Receipt Point(s) and the Delivery Point(s) eligible for such rates, shall be specified below.

(i)	Negotiated Rate.

(ii)	Description of Points:
The Receipt Points eligible for the rates specified below shall be the points listed in Section 3 of the Agreement (as such agreement provides on the effective date hereof), all generally available AIRPs and Pools in the Line CP and Neutral Pooling Areas, and all Receipt Points in the Line CP Pooling Area in existence as of July 1, 2009, listed below:

EASTRANS DCP CARTHGE_CP	Meter No. 220015
Marlin Midstream	Meter No. 220025
MARKWEST EAST TX CP	Meter No. 220050
ETC/HPL to CP	Meter No. 822000
CEFS Waskom Plant ST-21	Meter No. 220040
Enbridge DD to CP	Meter No. 220020
Sligo CP Lateral	Meter No. 14101
CHK/LAMID – KEATCHIE	Meter No. 822040
Kinderhawk - Line CP IC	Meter No. 220325
Enterprise @ CP	Meter No. 220060
PVR to CP-3	Meter No. 220017
Arcadia CP IC REC	Meter No. 822090

The Delivery Points eligible for the rates specified below shall be the Primary Delivery Points listed in Section 3 of the Agreement (as such Agreement provides on the effective date hereof) and the following Secondary Delivery Points:

PTP Delivery	Meter No. 808739
Arcadia IC CP Del	Meter No. 822091

(iii)	Description of Rates:
Transporter shall bill and Shipper shall pay for services under the Agreement up to the Contract Demand (as in effect on the Effective Date hereof) the rates described below. For the purposes hereof, the term “Transmission Allowance” shall mean the applicable total rate(s) (reservation and commodity components) applicable to the eligible quantities as provided herein. The applicable Transmission Allowance calculated as provided herein shall not be subject to refund or reduction even if in excess of the maximum otherwise allowed. If Shipper releases capacity, it shall pay Transporter for any portion of the applicable commodity component calculated as set forth below not paid by the Replacement Shipper.

Shipper shall pay a Reservation Charge each Month as specified below, expressed as a unit rate on an assumed 100% load factor basis, based on the Dth of Contract Demand specified in the Agreement, regardless of the quantity of gas transported during the Service Month. Shipper

AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.:  1006667

hereby elects to be billed on a levelized basis to the extent Transporter so determines and such option is available under the Tariff.

For the period May 1, 2012 through October 31, 2013:
The applicable Reservation Charge component for services up to Contract Demand (as in effect on the effective date hereof) shall be a unit rate of $0.1441 per Dth. Shipper shall also pay the minimum applicable RS FT Base Commodity Rate for each eligible Dth delivered under this Agreement; provided, however, any deliveries to the Secondary Delivery Point Arcadia IP CP Del (Meter No. 822091) shall incur a fixed incremental charge of $0.02/Dth in addition to the minimum applicable RS FT Base Commodity Rate.

For the period November 1, 2013 through October 31, 2017:
The applicable Reservation Charge component for services up to Contract Demand (as in effect on the effective date hereof) shall be a unit rate of $0.0500 per Dth.  In addition, if on any Day Shipper does not schedule its entire CD quantity, then the Reservation Charge (expressed as a unit rate) for each Dth not scheduled shall be increased by an amount calculated as follows:

.65 x weighted average Daily Index Spread

The Index Spreads shall be calculated using the formulas set forth below based on Daily Index Prices (“Daily Index”) (using the applicable Midpoint Prices for spot gas delivered to the pipelines at the locations specified below for the Day(s) of flow as published in Platts Gas Daily daily price survey).  If the price information or the applicable publication is unavailable or ceases to be published, the parties shall use a substitute Index price or formula as posted on the CEGT Internet Web Site for the day or month in question.

For daily deliveries scheduled to all eligible Delivery Points, calculate the applicable Daily Index Spread as follows:

Daily Index for the relevant Primary or Secondary Delivery Point (see below), minus
$0.09, minus
Daily Index for Oklahoma, CenterPoint, East, minus
Fuel Value plus applicable EPC

If on any Day, the result of the above calculation would yield a Daily Index Spread of 0 or less, then the Daily Index Spread for that point for that Day shall be deemed to be 0.

The Fuel Value shall be calculated by multiplying the applicable fuel percentage (the sum of applicable Fuel Use and LUFG percentages), as authorized and in effect from time to time in Transporter’s Tariff, by the Daily Index for Oklahoma, CenterPoint, East.

For purposes of calculation of the applicable Index Spreads, use the following Daily Index Prices:

•	TGC Rich Core Del: Others, Trunkline, Zone 1A
•	CGT PV Core Del, SESH 42 Header Del, PTP Delivery, and Arcadia IP CP Del: Louisiana – Onshore South, Columbia Gulf, mainline

Shipper shall also pay the minimum applicable RS FT Base Commodity Rate for each eligible Dth delivered under this Agreement.

Term of Rate:
Begin Date(s):	Effective Date
End Date(s):	End of the Day on October 31, 2017

 AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.:  1006667

(b)	Authorized Overrun: Unless Transporter agrees otherwise, the rate for any authorized overrun quantities shall be the greater of the maximum Tariff rate or the applicable rate described above.

(c)	General: In consideration for Shipper’s continuing compliance with the provisions of the Agreement, the transportation rates and charges as defined above or on Attachment A for the specified services provided under the Agreement only apply to receipts from, and subsequent deliveries to, the Points of Receipt and Delivery, quantities and/or time periods described above or on Attachment A and to reserved capacity necessary to effect such service. In addition to any rate or amount referred to herein (including discounted rates, Negotiated Rates, overrun rates and maximum Tariff rates), except as specifically provided otherwise herein or on Attachment A, Shipper shall provide or pay and Transporter shall retain or charge Fuel Use and LUFG allowances or charges (including the EPC surcharge) in such quantities or amounts as authorized from time to time by the Tariff and shall pay any applicable charges, penalties, surcharges, fees, taxes, assessments and/or direct billed amounts provided for in the Tariff. In any event, the rate in any Month shall never be below Transporter’s applicable minimum Tariff rate for a discount rate transaction. For a Negotiated Rate transaction, the rate in any month shall never be below Transporter’s applicable minimum Tariff rate, unless Transporter otherwise agrees. Transporter shall not be responsible for the payment and satisfaction of any taxes assessed or levied on the receipt, transmission (and any activities in connection therewith), delivery, use and/or consumption with respect to Gas delivered or received by Shipper, unless Transporter agrees otherwise.

(d)	Rate-Related Provisions:

(i)
Consideration for Rate Granted:  Transporter agrees to the rates specified herein or on Attachment A in exchange for Shipper’s agreement to forego credits or other benefits to which Shipper would otherwise be entitled, but only to the extent such credits or benefits would result in a greater economic benefit over the applicable term than that represented by the agreed-upon rate.  Accordingly, unless Transporter otherwise agrees, Shipper will not receive credits (with the exception of (1) penalty revenue credits provided pursuant to Section 31 of the General Terms and Conditions of Transporter’s Tariff, and (2) capacity release credits) from rates, refunds or other revenues collected by Transporter or Shipper if to do so would effectively result in a lower rate or greater economic benefit to Shipper; provided, however, that for a Shipper taking service under a Negotiated Rate agreement, Transporter and Shipper can agree pursuant to Section 19.8 of the General Terms and Conditions of Transporter’s Tariff that Transporter will retain some or all of the capacity release credits to the extent those credits exceed the amount of the Shipper’s invoiced  demand  component.  If  the  parties’ agreement to the foregoing is determined invalid or if Shipper seeks to obtain credits or benefits inconsistent therewith, unless Transporter otherwise agrees, it will have the right to immediately terminate or modify any provisions herein or of Attachment A that would allow Shipper to pay amounts less than the maximum applicable Tariff rate.

(ii)
Limitation on Agreed Upon Rate:  Unless Transporter agrees otherwise, if at any time receipts and/or deliveries are initially sourced into the system, nominated, scheduled and/or made, by any means or by operation of any Tariff mechanisms, with respect to the capacity obtained by, through or under the Agreement at points, or under conditions, other than those specified herein or on Attachment A, then as of such date, and for the remainder of the Service Month in which such non-compliance occurred, or the remainder of the term of the Agreement, whichever is shorter, Shipper shall be obligated to pay no less than the maximum applicable Tariff rates for service under the Agreement.  This limitation shall not apply to the extent that Transporter has requested Shipper to receive and/or deliver other than as specified herein or on Attachment A.  Such request may be made via e-mail, in writing, or via Internet Web Site posting, and the document in which such request is made shall be deemed to amend this Agreement to the extent applicable.

(iii)
Regulatory Authority:  This Agreement (including Attachment A) is subject to Section 16 of the GT&C of Transporter’s Tariff.  Transporter and Shipper hereby acknowledge that this Agreement is subject to all valid and applicable federal and local laws and to the orders, rules and regulations of any duly constituted federal or local regulatory body or governmental authority having jurisdiction.   Any provision of this Agreement which is determined by any court or regulatory body having jurisdiction to

AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.:  1006667

be invalid or unenforceable will be ineffective to the extent of such determination only, without invalidating, or otherwise affecting the validity of, the remaining provisions. Unless the parties agree otherwise, if Transporter has made a good faith determination that a federal or local law, or order, rule or regulation of any governmental authority having or asserting jurisdiction (1) requires performance by Transporter that is inconsistent with the terms specified herein or on Attachment A, or (2) conditions or prohibits the granting of selective discounts or other rates specified herein or on Attachment A, then Transporter may provide notice that it intends to renegotiate the rates under the Agreement. If the parties fail to reach agreement within forty-five (45) days of any renegotiation notice given pursuant to the terms of this paragraph, then: (1) the rate provisions herein or on Attachment A shall be terminated, and the rate for service herein or under Attachment A shall be Transporter’s applicable maximum Tariff rate, or (2) if Transporter’s applicable maximum Tariff rate is greater than the rate for service herein or on Attachment A, at the Shipper’s option, the Agreement and any applicable Attachment A shall terminate. The effective date of this renegotiation or termination shall be the first day of the month following the end of the 45-day renegotiation period; provided, however, that the effective date will comply with the requirements of the applicable federal or local law, or order, rule or regulation of any governmental authority having or asserting jurisdiction.

(iv)
Entire Agreement:  Attachment A, if applicable, shall supplement the Agreement with respect to the matters agreed to, and together shall constitute the entire understanding of the parties relating to said matters as of the effective date stated therein.  Unless otherwise specified, all prior agreements, correspondence, understandings and representations are hereby superseded and replaced by Attachment A and the Agreement.  Except as otherwise provided herein, all terms used herein with initial capital letters are so used with the respective meanings ascribed to them in Transporter’s Tariff.

(v)
Failure to Exercise Rights:  Failure to exercise any right under Attachment A, if applicable, or the Agreement shall not be considered a waiver of such right in the future.  No waiver of any default in the performance of Attachment A or the Agreement shall be construed as a waiver of any other existing or future default, whether of a like or different character.

(e)
Inability to Collect Negotiated Rates:  If this Agreement covers a Negotiated Rate transaction, and Transporter is unable to collect Negotiated Rates due to a change in Commission policy or rejection of the transaction by the Commission prior to or during the term of such transaction, then, unless the parties agree otherwise, Shipper shall pay the maximum Tariff rate for the services.  In such event, Transporter shall notify Shipper in writing of the requirement to pay maximum Tariff rates and, if the maximum Tariff rates are greater than the Negotiated Rates under such transaction, Shipper shall have no more than thirty (30) days from the date of such notification to give notice in writing of termination of the applicable Agreement, with such termination to be effective no earlier than the end of the Month following the Month in which such termination notice is received.

5)	OTHER PROVISIONS:

5.1)
Payments shall be received by Transporter within the time prescribed by Section 14 of the GT&C of Transporter’s Tariff.  Amounts past due hereunder shall bear interest as provided in Section 14 of the GT&C of the Tariff.  Shipper shall pay all costs associated with the collection of such past due amounts including, but not limited to, attorneys’ fees and court costs.  Shipper hereby represents and warrants that the party executing this Agreement on its behalf is duly authorized and possesses all necessary corporate or other authority required to legally bind Shipper.

5.2)	Do the parties agree that the provisions of Section 13.4 of the GT&C of Transporter’s Tariff shall apply with respect to third-party transportation? Yes _____ No __X__

5.3)	a)	Does this Agreement supersede and cancel a pre-existing Transportation Service Agreement(s) between the parties? Yes _____ No __X___

 AMENDED AND RESTATED
FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.:  1006667

	b)	Does this Agreement amend and restate in its entirety a pre-existing Transportation Service Agreement(s) between the parties? Yes __X___ No _____
If Yes, the Transportation Service Agreement(s) are described as follows:
Effective May 3, 2012, this Agreement amends and restates Transportation Service Agreement No. 1006667, originally effective November 5, 2008, as subsequently amended, restated and/or superseded prior to or as of the effective date hereof.

5.4)	Is this Agreement entered into pursuant to and subject to CAPACITY RELEASE, Section 19 of the GT&C of Transporter’s Tariff? Yes _____ No __X__

5.5)	Does this Agreement include any other terms/provisions permitted by the Tariff? Yes __X___ No _____
If Yes, those provisions (including a specific reference to the Tariff authority for each such provision) are as follows:
	(a)	In accordance with Section 19.8 of the GT&C of the Tariff, the parties hereby agree that Transporter shall retain, and not credit to Shipper, credits for capacity releases to the extent amounts paid by or invoiced to Replacement Shipper(s) as demand or reservation type charges exceed the amount of Shipper’s invoiced demand component.

(b)
In accordance with Section 21.1 of the GT&C of Transporter’s Tariff, the parties hereby agree that Shipper shall have a contractual “right-of-first-refusal” which will provide to it the same rights and obligations regarding extending service under the Agreement as to reserved capacity on Transporter’s system beyond the termination or expiration dates as would be available to Shippers eligible to invoke the provisions of Section 21 of the GT&C of Transporter’s Tariff, as on file and in effect from time to time.

	(c)	Pursuant to Section 5.4 (b) of the General Terms and Conditions, the parties have agreed to the maximum pressure at which Transporter must deliver Gas as set forth in Section 3 above.

6)
All modifications, amendments or supplements to the terms and provisions hereof shall be effected only by supplementary written (or electronic, to the extent Transporter permits or requires) consent of the parties.

7)
SIGNATURE:  This Agreement constitutes a contract with Transporter for the transportation of natural gas, subject to the terms and conditions hereof, the General Terms and Conditions attached hereto, and any applicable attachment(s), all of which are incorporated herein by reference and made part of this Agreement.

CENTERPOINT ENERGY GAS TRANSMISSION COMPANY, LLC	LACLEDE ENERGY RESOURCES, INC.

By:	/s/ Carol Burchfield	By:	/s/ S.E. Jaskowiak
Name:	Carol Burchfield	Name:	S.E. Jaskowiak
Title:	Div. VP Mktg. & Bus. Dev.	Title:	President
Date:	5/03/12	Date:	5/03/12

GENERAL TERMS AND CONDITIONS
TO AMENDED AND RESTATED FIRM (RATE SCHEDULE FT)
TRANSPORTATION SERVICE AGREEMENT
TSA NO.:  1006667

1.
This Agreement shall be subject to the provisions of Rate Schedule FT as well as the General Terms and Conditions (“GT&C”) set forth in Transporter’s Tariff, as on file and in effect from time to time, all of which by this reference are made a part hereof.

2.
In accordance with Section 12.2 of the GT&C of Transporter’s Tariff, Transporter shall have the right at any time, and from time to time, to file and place into effect unilateral changes or modifications in the rates and charges, and other terms and conditions of service hereunder, and as set forth in said Rate Schedule and in said GT&C of Transporter’s Tariff, in accordance with the Natural Gas Act or other applicable law.  Nothing contained in the foregoing provision shall preclude or prevent Shipper from protesting any such changes or modifications; however, Shipper agrees to pay all rates and charges, and to comply with all terms and conditions, in effect under the Tariff.

3.
Upon Shipper’s failure to pay when due all or any part of amounts billed in connection with services rendered or to comply with the terms of this Agreement, Transporter may terminate this Agreement and/or suspend service, as appropriate, in accordance with the provisions of Section 14 of the GT&C of Transporter’s Tariff.

4.
In accordance with Section 21.1 of the GT&C of Transporter’s Tariff, upon termination hereof for whatever reason, Shipper agrees to stop delivering gas to Transporter for service and, unless otherwise agreed by Transporter, to seek no further service from Transporter hereunder.  Shipper agrees to cooperate with and assist Transporter in obtaining such regulatory approvals and authorizations, if any, as are necessary or appropriate in view of such termination and abandonment of service hereunder.

5.
In accordance with Section 5.7(e) of the GT&C of Transporter’s Tariff, termination of this Agreement shall not relieve either party of any obligation that might otherwise exist to cash-out or correct any Imbalance hereunder nor relieve Shipper of its obligation to pay any monies due hereunder to Transporter and any portions of this Agreement necessary to accomplish such purposes shall be deemed to survive for the time and to the extent required.

6.
In accordance with Sections 2.1 and 2.2 of Rate Schedule FT of Transporter’s Tariff, subject to the provisions of the Tariff and this Agreement, Transporter shall receive, transport, and deliver, for the account of Shipper for the purposes contemplated herein, on a firm basis a quantity of Gas up to the quantity or quantities specified in  the Agreement.

7.
In accordance with Sections 2.1 and 3.3 of Rate Schedule FT of Transporter’s Tariff, Gas shall be (i) tendered to Transporter for transportation hereunder at the Point(s) of Receipt and (ii) delivered by Transporter after transportation to Shipper, or for Shipper’s account, at the Point(s) of Delivery on the terms and at the points shown in this Agreement.  Subject to the provisions of the Tariff, Transporter shall tender for delivery quantities of Gas thermally-equivalent to those delivered by Shipper, less, as applicable, Fuel Use and LUFG, or Alternate Fuel Retentions, retained.

8.
Except as otherwise permitted in the Tariff, and in accordance with Section 19 of the GT&C of Transporter’s Tariff, this Agreement shall not be assigned by Shipper in whole or in part, nor shall Shipper agree to provide services to others by use of any capacity contracted for under the Agreement, without Transporter’s prior written consent.  In addition to all other rights and remedies, Transporter may terminate the Agreement immediately if it is assigned by Shipper or if Shipper subcontracts the capacity to others contrary to the provisions hereof, whether the assignment or contract be voluntary, or by operation of law or otherwise.  Subject to the above, the respective rights and obligations of the parties under the Agreement shall extend to and be binding upon their heirs, successors, assigns and legal representatives.  Shipper may request that Transporter consent to Shipper’s assignment of this Agreement to an entity with which Shipper is affiliated subject to the assignee’s satisfaction of the criteria in Section 14 of the GT&C of Transporter’s Tariff, in the situation in which, after Shipper obtains the Agreement, a corporate reorganization results in a transfer to an affiliate of the function for which the capacity was obtained.  Any person which shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of either party hereto, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement; and either party may assign or pledge this Agreement under the provisions of any mortgage, deed of trust, indenture, bank credit agreement, assignment or similar instrument which it has executed or may execute hereafter.

9.
Any notice, statement, or bill provided for in this Agreement shall be in writing (or provided electronically via the Internet to the extent Transporter permits or requires) and shall be considered as having been given if hand delivered, or, if received, when mailed by United States mail, postage prepaid, to the addresses specified herein, or such other addresses as either party shall designate by written notice to the other.  Additionally, notices shall be considered as having been given, if received, when sent via facsimile or through electronic data interchange.

10.
In accordance with the form of credit application contained in the Tariff, Shipper agrees that any representations and agreements contained in any credit application submitted in connection with this service shall be incorporated herein by reference and made a part hereof.

CENTERPOINT ENERGY GAS TRANSMISSION COMPANY, LLC (‘CEGT’)
TRANSACTION CONFIRMATION
FIRM POOL TRANSFER (RATE SCHEDULE PS)
PSA NO. 1003129
TRANSACTION CONFIRMATION NO. 3000001

Pool Manager:  Laclede Energy Resources, Inc.

Description of Rates, Points, Quantity and Term:

CEGT hereby agrees to offer Firm Services to Pool Manager in accordance with the provisions set forth below and in accordance with the provisions of the Tariff.

Pool Transfers: Firm between Pool Manager's
Neutral Pooling Area Pools to Line CP Pooling Area Pools

Capacity Reserved: 75,000 Dth/Day

Term:	Originally effective as of July 1, 2009, as amended and restated May 1, 2012, through the end of the Day on November 30, 2017

Rates:	CEGT shall bill and Pool Manager shall pay a Monthly Reservation Charge under the Agreement for services which shall be $0.04 per Dth of Capacity Reserved.

Other Tariff-Permitted Provisions:

Pursuant to Section 21.10, GT & C, of the Tariff, the parties have agreed to an extension of the term with respect to all the capacity committed under the Service Agreement being extended and amended to provide the service at discounted rates.

CEGT is successor by conversion to CenterPoint Energy Gas Transmission Company.

Executed by a duly authorized representative of each party hereto, in the space provided below:

TRANSPORTER:	POOL MANAGER:

CENTERPOINT ENERGY GAS TRANSMISSION COMPANY, LLC	LACLEDE ENERGY RESOURCES, INC.

By:	/s/ Carol Burchfield	By:	/s/ S.E. Jaskowiak
Name:	Carol Burchfield	Name:	S.E. Jaskowiak
Title:	Div. VP Mktg. & Bus. Dev.	Title:	President
Date:	5/01/12	Date:	4/30/12